Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of NovaDel Pharma Inc. on Form S-3 of our report dated March 30, 2009 on our audits of the financial statements of NovaDel Pharma Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and December 31, 2007, the five months ended December 31, 2006, and the fiscal year ended July 31, 2006, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Roseland, New Jersey
May 26, 2009